Exhibit 5
SQUIRE, SANDERS & DEMPSEY L.L.P.
127 Public Square
4900 Key Tower
Cleveland, Ohio 44114-1304
August 8, 2007
OM Group, Inc.
127 Public Square
1500 Key Tower
Cleveland, Ohio 44114
Ladies and Gentlemen:
     We have acted as counsel for OM Group, Inc. (the “Company”) in connection with the Registration Statement on Form S-8 (the “Registration Statement”) to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, with respect to 3,000,000 shares of common stock of the Company, $.01 par value (the “Common Stock”), issuable pursuant to awards to be granted pursuant to the Company’s 2007 Incentive Compensation Plan (the “Plan”).
     We have reviewed the Registration Statement and the Plan and have examined such other documents, and considered such matters of law, as we have deemed necessary or appropriate for purposes of this opinion. We also have reviewed a certificate of an officer of the Company and have relied upon such certificate as to the various factual matters contained in the certificate. We have assumed the genuineness of all signatures on all documents reviewed by us, the authenticity of all documents submitted to us as originals, and the conformity to authentic originals of all documents submitted to us as copies. We also have assumed there will be a sufficient number of authorized shares of Common Stock available for issuance at the time of issuance of shares of Common Stock pursuant to awards granted under the Plan.
     Based upon the foregoing, we are of the opinion that, when issued in accordance with the Plan, the shares of Common Stock so issued will be validly issued, fully paid and nonassessable.
     We consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations under such Act.

Respectfully submitted,

/s/ Squire, Sanders & Dempsey L.L.P.